Exhibit 11.01
                      Travelers Group Inc. and Subsidiaries
                        Computation of Earnings Per Share
                   (In millions, except for per share amounts)

                                       Three Months Ended  Nine Months Ended
                                         September 30,      September 30,
                                         1996     1995      1996       1995
                                         ----     ----      ----       ----
Earnings:
  Income from continuing operations     $ 561    $ 456    $ 1,657    $ 1,138
  Discontinued operations                  31       25         31         89
                                        -----    -----    -------    -------
  Net income                              592      481      1,688      1,227

  Preferred dividends:
    8.125% Cumulative Preferred
     Stock - Series A                      (6)      (6)       (18)       (18)
    5.5% Convertible Preferred
     Stock - Series B                    --         (2)        (4)        (5)
    $4.53 Convertible Preferred
     Stock - Series C                     (12)      (4)       (26)       (13)
    9 1/4% Preferred Stock - Series D      (9)      (9)       (26)       (27)
                                        -----    -----    -------    -------
                                          (27)     (21)       (74)       (63)
                                        -----    -----    -------    -------

  Income applicable to common stock     $ 565    $ 460    $ 1,614    $ 1,164
                                        =====    =====    =======    =======
Average shares:
  Common                                613.0    612.7      611.4      614.6
  Warrants                                3.1      1.4        3.0         .6
  Assumed exercise of dilutive
   stock options                         10.0      9.8       10.4        8.1
  Incremental shares - Stock
   based incentive plans                 12.9     12.5       12.4       10.6
                                        -----    -----    -------    -------
                                        639.0    636.4      637.2      633.9
                                        =====    =====    =======    =======
Earnings per share:
  Continuing operating                  $0.84    $0.68    $  2.49    $  1.70
  Discontinued operations                0.04     0.04       0.04       0.14
                                        -----    -----    -------    -------
  Net Income                            $0.88    $0.72    $  2.53    $  1.84
                                        =====    =====    =======    =======

Earnings per common share is computed after recognition of preferred stock dividend requirements and is based on the weighted average number of common shares outstanding during the period after consideration of the dilutive effect of common stock warrants and stock options and the incremental shares assumed issued under the Capital Accumulation Plan and other restricted stock plans. Fully diluted earnings per common share, assuming conversion of all outstanding dilutive convertible preferred stock and the maximum dilutive effect of common stock equivalents, have not been presented because the effects are not material. The fully diluted earnings per common share calculation for the three and nine months ended September 30, 1996 would entail adding the number of shares issuable on conversion of the dilutive convertible preferred stock (5.1 and 5.1 million, respectively) and the incremental dilutive effect of common stock equivalents (3.4 and 5.2 million, respectively) to the number of shares included in the earnings per common share calculation (resulting in 647.5 and 647.5 million shares, respectively) and eliminating the dividend requirements of the dilutive convertible preferred stock ($2 and $12 million, respectively). The fully diluted earnings per common share calculation for the three and nine months ended September 30, 1995 would entail adding the number of shares issuable on conversion of the dilutive convertible preferred stock (13.9 and 13.9 million, respectively) and the incremental dilutive effect of common stock equivalents (3.8 and 8.9 million, respectively) to the number of shares included in the earnings per common share calculation (resulting in 654.1 and 656.7 million shares, respectively) and eliminating the dividend requirements of the dilutive convertible preferred stock ($5 and $16 million, respectively).

All current and prior year information has been restated to reflect the three-for-two stock split paid on May 24 and the four-for-three stock split payable on November 22, 1996 to stockholders of record on November 4, 1996.